FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207677-07

Sent: Wednesday, November 08, 2017 8:13 AM
Subject: GSMS 2017-GS8 -- New Issue Announcement (Public)(external)
Importance: High

GSMS 2017-GS8 -- New Issue Announcement (Public)(external)

$885.190mm Fixed Rate CMBS Offering

Lead Manager and Sole Bookrunner:  Goldman Sachs & Co. LLC

Co-Managers:  Academy Securities, Inc. and Drexel Hamilton, LLC

					U/W	NOI
Class	Moody's/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Cum LTV	Debt Yld
A-1	Aaa(sf)/AAAsf/AAA(sf)	14.278	3.10	30.000%	40.0%	17.0%
A-2	Aaa(sf)/AAAsf/AAA(sf)	72.424	4.86	30.000%	40.0%	17.0%
A-3	Aaa(sf)/AAAsf/AAA(sf)	270.000	9.52	30.000%	40.0%	17.0%
A-4	Aaa(sf)/AAAsf/AAA(sf)	311.927	9.83	30.000%	40.0%	17.0%
A-AB	Aaa(sf)/AAAsf/AAA(sf)	35.645	7.10	30.000%	40.0%	17.0%
A-BP	NR/AAAsf/AAA(sf)	10.000	9.86	30.000%	40.0%	17.0%
A-S	Aa2(sf)/AAAsf/AAA(sf)	70.152	9.94	23.125%	43.9%	15.5%
B	NR/AA-sf/AA(sf)	44.642	9.94	18.750%	46.4%	14.6%
C	NR/A-sf/A(sf)	56.122	9.94	13.250%	49.5%	13.7%

Collateral Summary

Initial Pool Balance:	$1,020.392mm
Number of Mortgage Loans:	36
Number of Mortgaged Properties:	200
Average Cut-off Date Mortgage Loan Balance:	$28.344mm
Weighted Average Mortgage Interest Rate:	4.35820%
Weighted Average Remaining Term to Maturity (mos):	114
Weighted Average Remaining Amortization Term (mos):	358
Weighted Average Cut-off Date LTV Ratio:	57.1%
Weighted Average Maturity Date LTV Ratio:	52.7%
Weighted Average Underwritten DSCR Ratio:	2.30x
Weighted Average Debt Yield on Underwritten NOI:	11.9%
% of Mortgage Loans with Mezzanine Debt:	17.4%
% of Mortgage Loans with Subordinate Debt:	19.0%
% of Mortgage Loans with Preferred Equity:	3.3%
% of Mortgaged Properties with Single Tenants:	21.2%

Property Type:	31.2% Office, 27.6% Retail, 22.0% Hospitality,
8.3% Mixed Use, 6.4% Self Storage, 2.8% Industrial,
1.6% Multifamily

Top 5 States:	36.10% CA, 20.73% NY, 6.46% TX, 5.32% PA, 3.47% MN

Anticipated Timing

Global Investor Call:	Thursday, Nov 9th
Anticipated Pricing:	Week of Nov 13th
Anticipated Closing:	Nov 30, 2017

Global Investor Call Details

Date:	Thursday, Nov 9th
Time:	2:00PM ET
US/CAN Toll Free:	877-879-6243
Passcode:	7076833

Preliminary Offering Materials

Term Sheet

Annex A

The issuer has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-207677) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.